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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                 Omnicell, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68213N109
       -------------------------------------------------------------------
                                 (CUSIP Number)

                                November 8, 2002
       -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [_]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

------------------------------                     -----------------------------

CUSIP No.   68213N109                                Page  1  of  11  Pages
          ------------------                              ---    ----
------------------------------                     -----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ABS Capital Partners III, L.P.
     06-1529414
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [_]
                                                                         (b) [_]


--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

       NUMBER OF              0 shares
                       ---------------------------------------------------------
        SHARES         6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               2,660,872 shares
                       ---------------------------------------------------------
         EACH          7      SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                0 shares
                       ---------------------------------------------------------
         WITH:         8      SHARED DISPOSITIVE POWER

                              2,660,872 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,660,872 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [_]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

------------------------------                     -----------------------------

CUSIP No.   68213N109                                Page   2  of  11  Pages
          ------------------                               ---    ----
------------------------------                     -----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ABS Capital Partners III, L.P.
     06-1529413
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [_]
                                                                         (b) [_]


--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

       NUMBER OF              0 shares
                       ---------------------------------------------------------
        SHARES         6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               2,660,872 shares
                       ---------------------------------------------------------
         EACH          7      SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                0 shares
                       ---------------------------------------------------------
         WITH:         8      SHARED DISPOSITIVE POWER

                              2,660,872 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,660,872 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [_]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

------------------------------                     -----------------------------

CUSIP No.   68213N109                                Page   3  of  11  Pages
          ------------------                               ---    ----
------------------------------                     -----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Donald B. Hebb, Jr.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [_]
                                                                         (b) [_]


--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

       NUMBER OF              0 shares
                       ---------------------------------------------------------
        SHARES         6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               2,660,872 shares
                       ---------------------------------------------------------
         EACH          7      SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                0 shares
                       ---------------------------------------------------------
         WITH:         8      SHARED DISPOSITIVE POWER

                              2,660,872 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,660,872 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [_]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

------------------------------                     -----------------------------

CUSIP No.   68213N109                                Page   4  of  11  Pages
          ------------------                               ---    ----
------------------------------                     -----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Timothy T. Weglicki

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [_]
                                                                         (b) [_]


--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

       NUMBER OF              0 shares
                       ---------------------------------------------------------
        SHARES         6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               2,660,872 shares
                       ---------------------------------------------------------
         EACH          7      SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                0 shares
                       ---------------------------------------------------------
         WITH:         8      SHARED DISPOSITIVE POWER

                              2,660,872 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,660,872 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [_]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

------------------------------                     -----------------------------

CUSIP No.   68213N109                                Page   5  of  11  Pages
          ------------------                               ---    ----
------------------------------                     -----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     John D. Stobo, Jr.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [_]
                                                                         (b) [_]


--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

       NUMBER OF              0 shares
                       ---------------------------------------------------------
        SHARES         6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               2,660,872 shares
                       ---------------------------------------------------------
         EACH          7      SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                0 shares
                       ---------------------------------------------------------
         WITH:         8      SHARED DISPOSITIVE POWER

                              2,660,872 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,660,872 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [_]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

------------------------------                     -----------------------------

CUSIP No.   68213N109                                Page   6  of  11  Pages
          ------------------                               ---    ----
------------------------------                     -----------------------------

Item 1(a)      Name of Issuer:
---------      --------------

               Omnicell, Inc.

        (b)    Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               1101 East Meadow Drive
               Palo Alto, CA  94303

Item 2(a):                             Item 2(b):                          Item 2(c):
---------                              --------                            ---------
Name of Persons Filing:                Address:                            Citizenship or Place of Organization:
----------------------                 -------                             ------------------------------------

ABS Capital Partners III, L.P.         400 East Pratt Street, Suite 910    Delaware
("ABS Capital"), a Delaware            Baltimore, MD  21202
limited partnership

ABS Partners III, L.L.C.               400 East Pratt Street, Suite 910    Delaware
("ABS Partners"), a Delaware limited   Baltimore, MD  21202
liability corporation and the sole
general partner of ABS Capital

Donald B. Hebb, Jr.,                   400 East Pratt Street, Suite 910    United States
Timothy T. Weglicki,                   Baltimore, MD  21202
John D. Stobo, Jr.; members
of ABS Partners (the "Managing
Members")

Item 2(d):     Title of Class of Securities:
---------      ----------------------------

               Common stock, par value $.001 per share

Item 2(e):     CUSIP Number:
---------      ------------

               68213N109

Item 3:        Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):
------         ----------------------------------------------------------------------------------------------

               Not applicable.

                                  SCHEDULE 13G

------------------------------                     -----------------------------

CUSIP No.   68213N109                                Page   7  of  11  Pages
          ------------------                               ---    ----
------------------------------                     -----------------------------


Item 4:    Ownership:
------     ---------

           (a)    Amount Beneficially Owned:

                  ABS Capital beneficially owns 2,660,872 shares (the "Shares") of common stock as of November 8, 2002. ABS Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through ABS Partners as the sole general partner of ABS Capital. ABS Partners, as the general partner of ABS Capital, may be deemed to beneficially own the Shares. The Managing Members have the power over all voting and investment decisions of ABS Partners and therefore may be deemed to share beneficial ownership of the Shares. Each of the Managing Members and ABS Partners expressly disclaims beneficial ownership of the Shares.

           (b)    Percent of class:

                  The Shares represent 12.2% of the outstanding common stock (based on 21,893,637 shares of common stock outstanding as of June 30, 2002.)

           (c)    Number of shares to which such person has:

                  (i)     Sole power to vote or to direct the vote:

                          Each of ABS Capital, ABS Partners and each of the Managing Members has sole power to vote or to direct the vote of 0 shares.

                  (ii)    Shared power to vote or to direct the vote:

                          ABS Capital, ABS Partners and each of the Managing Members have shared power to vote or direct the vote of 2,660,872 shares.

                  (iii)   Sole power to dispose or to direct the disposition of:

                          Each of ABS Capital, ABS Partners and each of the Managing Members has sole power to dispose or to direct the disposition of 0 shares.

                  (iv) Shared power to dispose or to direct the disposition of:

                          ABS Capital, ABS Partners and each of the Managing Members have shared power to dispose or to direct the disposition of 2,660,872 shares.

Item 5:    Ownership of Five Percent or Less of Class:
------     ------------------------------------------

           Not applicable.

                                  SCHEDULE 13G

------------------------------                     -----------------------------

CUSIP No.   68213N109                                Page   8  of  11  Pages
          ------------------                               ---    ----
------------------------------                     -----------------------------


Item 6:    Ownership of More than Five Percent on Behalf of Another Person:
------     ---------------------------------------------------------------

           Not applicable.


Item 7:    Identification and Classification of the Subsidiary Which Acquired
------     ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company:
           ------------------------------------------------------------

           Not applicable.

Item 8:    Identification and Classification of Members of the Group:
------     ---------------------------------------------------------

           Not applicable.

Item 9:    Notice of Dissolution of Group:
------     ------------------------------

           Not applicable.

Item 10:   Certification:
-------    -------------

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------------------------                     -----------------------------

CUSIP No.   68213N109                                Page   9  of  11  Pages
          ------------------                               ---    ----
------------------------------                     -----------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

                                          Date: November 11, 2002

                                          ABS CAPITAL PARTNERS III, L.P.

                                          By:  ABS Partners III, L.L.C.

                                          By:          *
                                             -----------------------------------
                                               General Partner

                                          ABS PARTNERS III, L.L.C.

                                          By:          *
                                             -----------------------------------
                                               General Partner

                                          By:          *
                                             -----------------------------------
                                               Donald B. Hebb, Jr.

                                          By:          *
                                             -----------------------------------
                                               Timothy T. Weglicki

                                          By:          *
                                             -----------------------------------
                                               John D. Stobo, Jr.


* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.

                                          By: /s/ Charles Dieveney
                                              ----------------------------------
                                              Charles Dieveney
                                              Attorney-in-Fact

------------------------------                     -----------------------------

CUSIP No.   68213N109                                Page  10  of  11  Pages
          ------------------                              ----    ----
------------------------------                     -----------------------------

                                                                       Exhibit 1

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of common stock of Omnicell, Inc. by ABS Capital Partners III, L.P.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED as a sealed instrument this 12th day of November, 2002.

                                         ABS CAPITAL PARTNERS III, L.P.

                                         By:    ABS Partners III, L.L.C.

                                         By:           *
                                            ------------------------------------
                                                General Partner

                                         ABS PARTNERS III, L.L.C.

                                         By:           *
                                            ------------------------------------
                                                General Partner

                                         By:           *
                                            ------------------------------------
                                                Donald B. Hebb, Jr.

                                         By:           *
                                            ------------------------------------
                                                Timothy T. Weglicki

                                         By:           *
                                            ------------------------------------
                                                John D. Stobo, Jr.

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.

                                         By: /s/ Charles Dieveney
                                             -----------------------------------
                                             Charles Dieveney
                                             Attorney-in-Fact

------------------------------                     -----------------------------

CUSIP No.   68213N109                                Page  11  of  11  Pages
          ------------------                              ----    ----
------------------------------                     -----------------------------

                                                                       Exhibit 2

                                POWER OF ATTORNEY

         The Power of Attorney is hereby incorporated by reference from ABS Capital's Schedule 13G filed with the Securities and Exchange Commission on February 11, 2002.